UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

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This supplement, dated May 14, 2013, supplements the proxy statement filed with the Securities and Exchange Commission on April 11, 2013, relating to the annual meeting of the stockholders of iStar Financial Inc. (the “Company”) to be held on May 21, 2013, at 9:00 a.m., Eastern Time, at the Sofitel Hotel, 45 West 44th Street, 2nd Floor, Trocadero Room, New York, New York.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

May 14, 2013

Dear Shareholder:

As you know, in connection with our 2013 annual meeting of shareholders, we are seeking your support for (a) election of six directors, (b) ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2013, and (c) approval on a non-binding, advisory basis of the Company’s executive compensation, as described in our proxy statement. These matters are addressed in considerable detail in our proxy statement. We are writing this letter to share with you additional information about executive compensation and our shareholder outreach efforts on this topic during 2012.

In connection with the 2012 non-binding, advisory shareholder vote on our executive compensation program, our management and members of our Board of Directors, at the direction of the Compensation Committee of our Board, contacted our largest shareholders, including approximately 15 individual investors, hedge funds and institutional investors, which collectively own a majority of our outstanding shares.  This outreach effort resulted in constructive dialogue on our compensation program and practices.  These conversations occurred during the time leading up to, and also following, our 2012 annual meeting, at which 68.3% of shareholders supported the non-binding, advisory vote on our executive compensation.

During these discussions, our shareholders expressed a broad range of views on many matters.  In their comments, several shareholders recognized the business challenges we faced, the results accomplished by our management team and the progress we made towards achieving near-term stability and improving our prospects for longer-term success. Shareholders expressed views regarding our overall compensation program and indicated their preference for incentive compensation awards linked to performance rather than service-based awards, and performance hurdles for executive compensation, including specific interest in linking compensation to total shareholder return.

Following these shareholder discussions, and in consideration of the results of the 2012 vote, we engaged in a comprehensive review of our executive compensation program during 2012.  This effort was led by the Compensation Committee, working closely with its independent compensation consultant. The Committee and its consultant took into account the views expressed by shareholders, as well as market trends and practices and other relevant factors, in recommending significant changes to our compensation program and policies, which are reflected in the revised compensation program described in the proxy statement for our 2013 annual meeting of shareholders.

The resulting changes to our compensation program affect compensation for 2012 and future years. These compensation program changes were developed to:

•                  Enhance the alignment between shareholder results and our executive incentives;

•                  Build a more direct link between our financial performance and incentive award opportunity levels; and

•                  Create and communicate an incentive program that unites members of the organization around the achievement of specific financial goals based on returns for our shareholders.

During this comprehensive review, in addition to focusing on the long-range compensation program design, our Compensation Committee made the following specific determinations with respect to 2012 compensation:

•                  No long-term incentive (LTI) equity awards would be granted, while the Committee determined the equity award design to be used programmatically in the future; and

•                  Awards under the annual incentive program, beginning with awards made in early 2013, would be delivered in a mix of cash and equity, with sales restrictions applicable to the shares.

Our proxy statement for our 2013 annual meeting of shareholders provides a detailed description and explanation of our current compensation program, including several key program elements designed to address interests and concerns expressed by shareholders and others, as well as reflect current market practices. The program features include the following:

•                  Annual Incentive Awards:

•                       Beginning in 2013, the size of the annual incentive bonus pool is based on a company financial performance metric measured by our Adjusted EBITDA compared to forecast. This design requires that we achieve specified levels of financial performance before any awards can be earned.  This design also caps the total amount of potential awards that can be earned.  Further, the Committee may adjust the size of this total bonus pool, up or down (subject to a limit of 25%), to help ensure that how the financial performance has been achieved is properly reflected in the award decisions.

•                      For most employees, any annual incentive award earned is awarded in a mix of cash and equity: a portion of the incentive awards is paid in the form of shares of our common stock, which recipients are restricted from selling for up to two years from the date of grant. For our named executive officers, at least 25% of any annual incentive award earned is being delivered in shares (50% in the case of our chief executive officer).

•                  Long-Term Incentive Awards:

•                  Beginning in 2013, our LTI awards are a mix of performance-based and time-based awards. A substantial majority of the LTI award opportunity for our executives (80% for our chief executive officer and 70% for our other named executive officers) is in the form of performance-based restricted stock units, which may vest based on our Total Shareholder Return (TSR) over a specified performance period (one-year and two-year cycles for the initial one-year phase-in period, and three-year performance cycles thereafter) relative to the TSR of two market indices, the NAREIT All REITS Index and the Russell 2000 Index.  This is designed to link executives’ LTI award opportunity to TSR, a performance measure considered important to our shareholders based on their feedback, relative to the performance of market indices deemed to be appropriate for comparison purposes. These indices, of which iStar is a constituent, were chosen and weighted equally to reflect the ongoing evolution of our business.

During 2012, our management team and the Board executed transactions and initiated strategic measures that should provide near-term and long-term benefits for our shareholders: for example, we significantly enhanced our balance sheet through our debt refinancings, continued to generate liquidity through asset resolutions and sales, and negotiated the sale of our interest in LNR (a transaction which closed in 2013 and generated proceeds of $220 million).  Also, in early 2013 we have continued to successfully refinance our indebtedness and raise capital for investment origination activities.  Under our compensation program design, our management will only be able realize incentive compensation for these transactions and other efforts if we achieve specified Adjusted EBITDA and TSR performance levels.

Shareholders are urged to read the Executive Compensation section of our 2013 proxy statement, and especially the Compensation Discussion and Analysis, which provides more detailed discussion of our compensation philosophy and how our compensation policies and practices implement our philosophy.

As described more fully in that discussion, our compensation programs are anchored in our pay-for-performance philosophy and have been designed to enhance the connection between executive pay and shareholder value creation, which we believe reflects the interests of our shareholders, as described to us by the significant majority with whom we spoke about executive compensation.

Sincerely,

iStar Financial Inc.